Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen Municipal Trust, formerly known as Nuveen Flagship Municipal Trust -
333-14725, 811-07873

A special meeting of the shareholders of Nuveen
Intermediate Municipal Bond Fund (the "Fund") was held on October 25, 2000.

The purpose of the meeting was to approve an Agreement and Plan of Reorganization pursuant to which the Fund would (i) transfer all of its assets to Nuveen Intermediate Duration Municipal Bond Fund the ("Surviving Fund") in exchange for shares of beneficial interest of the Surviving Fund and the Surviving Fund's assumption of the liabilities of the Fund, (ii) distribute such shares of the Surviving
Fund to the holders of shares of the Fund and (iii) be liquidated, dissolved and terminated as a series of the Nuveen Municipal Trust in accordance with the Trust's Declaration of Trust.

The number of shares voted in the affirmative:
2,821,385.00 and
the number of negative votes:  112,588.00 with
abstaining votes:  54,660.00

Proxy materials are herein incorporated by reference to the SEC filing on September 6, 2000, under Conformed Submission Type N-14/A, accession number 0000950137-00-003991.